EXHIBIT 7C

For period ending 12/31/2008 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.


Series     Series Name                                                 Is this the last filing for this Series?
Number                                                                                  (Y/N)

113        Wells Fargo Advantage Intermediate Tax/AMT-Free Fund                           N
114        Wells Fargo Advantage Municipal Bond Fund                                      N
115        Wells Fargo Advantage Short-Term Municipal Bond Fund                           N
116        Wells Fargo Advantage Ultra Short-Term Municipal Income Fund                   N
117        Wells Fargo Advantage Wisconsin Tax-Free Fund                                  N